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                                                                    EXHIBIT 10.5


                          RAGEN MACKENZIE INCORPORATED

                                BROOKS G. RAGEN

                     SEVERANCE AND CORRESPONDENT CLEARING
                                   AGREEMENT


     This Agreement is entered into by and between Brooks G. Ragen ("Mr. Ragen") and Ragen MacKenzie Incorporated (the "Company").

                                    RECITALS

     A. Mr. Ragen was a founder, chairman and chief executive officer of the Company and its predecessor entity, is the Company's largest shareholder, and is the senior employee of the Company.

     B. Both Mr. Ragen and the Company desire to establish a new relationship between them in the anticipation of an initial public offering of equity securities of the Company's parent corporation, Ragen MacKenzie Group Incorporated (the "Holding Company").

                                   AGREEMENT

     Now, therefore, in consideration of the foregoing recitals and mutual covenants contained below, the parties agree as follows:

1.   ESTABLISHMENT OF INDEPENDENT CORPORATION

     1.1  CREATION OF NEWCO

     Mr. Ragen intends to and, subject to the May 15 election set forth below, will promptly take all commercially reasonable steps to form a new corporation or other entity ("NewCo") which will, beginning on a date (the "NewCo Employment Date") no earlier than immediately following the IPO Closing Date (as defined below) and no later than January 1, 1999, employ Mr. Ragen and certain members of Mr. Ragen's working team at Ragen MacKenzie, as more precisely described below.

     1.2  EMPLOYEE DURING INTERIM

     Through December 31, 1998, or such earlier date as permitted by Section 1.2 below, Mr. Ragen will continue to be an employee of the Company; provided, however, that although Mr. Ragen intends to form NewCo as provided in this

Section 1.2, nothing herein either requires him to terminate his employment with the Company should he choose to stay (although Mr. Ragen acknowledges that he, like other employees, is employed at will by the Company and subject to termination as an "at will employee") or prevent him from retiring (subject to the provisions of Section 10). Mr. Ragen will continue to be a positive and constructive employee of the Company until the NewCo Employment Date. On or before May 15, 1998, Mr. Ragen will give to the Company a binding, written election, subject to regulatory and third party approval, as to which Mr. Ragen's obligations shall be best efforts only, to form NewCo (and, subject to regulatory approval, whether as a clearing customer or an independent
contractor) or to remain as an employee.    Mr. Ragen and the Company will
amicably cooperate to find appropriate (high, west-side view) office space for NewCo. Unless the parties agree otherwise, this space shall be located closely to, but not, unless the parties agree, within, the 999 Third Avenue Building. The parties shall work professionally and amicably toward a budget for the build-out of this new space, which shall include a contribution toward a tenant improvement budget by the Company of $40,000. Mr. Ragen currently intends, and the parties shall work amicably to seek a NewCo opening in its new space on October 1, 1998, which shall in no event open later than January 1, 1999. The Company will make available to Mr. Ragen its resources for the formation of a new branch, clearing customer or independent contractor, including personnel, in order to facilitate Mr. Ragen's efforts to make his election with respect to NewCo.

     1.3  STATUS OF NEWCO

     It is Mr. Ragen's intent that NewCo will register as an independent broker-dealer and/or investment advisor with the appropriate state, federal and self-regulatory entities, including the Securities and Exchange Commission (the "SEC"), the National Association of Securities Dealers (the "NASD"), and related entities. NewCo will file Focus reports, have its own operations staff, conduct annual audits, and comply with other applicable regulatory requirements. However, at Mr. Ragen's option, NewCo may be structured as an independent contractor relationship with the Company which would not involve such requirements.

     1.4  NEWCO BUSINESS DURING TERM

     For a 36 month period (the "Term") which beings on the date of the closing (the "IPO Closing Date") of the Holding Company IPO (as defined below), and except as set forth at Section 1.5 below, all categories of NewCo's and Mr. Ragen's SEC and NASD regulated business will be conducted by means of a clearing agreement (or, as specifically set forth herein, an independent contractor agreement) with the Company, except as set forth in the following sentence. As an exception to the foregoing sentence, NewCo may:

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          (a) conduct business with Knowlton Brothers (subject to payment of investment advisory fees as described below);

          (b) engage in merger and acquisition advisory and private placement services ("Corporate Finance"), beginning at the Commencement Date (as defined below); and

          (c) effect trades of municipal bonds solely as permitted at Section
1.5 below.

From the IPO Closing Date through the NewCo Employment Date, all activities described in this Section 1.4 will be conducted by Mr. Ragen as an employee of the Company. Beginning on the NewCo Employment Date through the balance of the Term, these activities will be conducted with Mr. Ragen as an employee of NewCo.

     1.5. MUNICIPAL BOND TRADING

     Mr. Ragen and NewCo shall have and shall follow a policy that during the Term all trades of municipal bonds will be conducted through the Company's municipal bond trading desk so long as the Company provides reasonably competitive market prices, and fulfills all applicable regulatory obligations.

     1.6  NO COMPETITION EXCEPT WITHIN NEWCO

     Mr. Ragen agrees that except as permitted in his employment by NewCo or as permitted under this Agreement, he will not, directly or indirectly, during the Term, be employed by, consult with or otherwise perform services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with, in any manner, any organization which, by reason of its activities as a broker, dealer, investment advisor, investment company or related business (other than with the Knowlton Brothers as provided herein), is subject to regulation by the SEC and which conducts business in any state or province in which the Company conducts business (a "Competitor"). Mr. Ragen shall be deemed to be related to or connected with a competitor if such Competitor is (a) a partnership in which Mr. Ragen is a general or limited partner or employee, (b) a corporation or association of which Mr. Ragen is a shareholder, officer, employee or director, or (c) a partnership, corporation or association of which Mr. Ragen is a member, consultant or agent; provided, however, that nothing herein shall prevent the
                     --------  -------
purchase or ownership by Mr. Ragen of shares which constitute less than ten percent of the outstanding equity securities of a publicly or privately held corporation, if Mr. Ragen has no other relationship with such corporation; provided, further, that serving as an independent outside director of an entity that is or owns a Competitor, shall be permitted and not in violation of this Agreement.

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2.   RECRUITMENT OF TEAM; NONSOLICITATION, NONDISPARAGEMENT AND NONDISCLOSURE

     2.1  TEAM

     The Company and Mr. Ragen will jointly notify Company employees Cameron Ragen, Barbara Powell, Lauri Taft, Kelly Bitner and Nancy Davidson (together the "Team") that each of them is free to either remain as an employee of the Company, or to join NewCo as an employee commencing January 1, 1999 (or any earlier NewCo Employment Date). Neither the Company nor Mr. Ragen will exert pressure on these individuals to make a choice, but shall permit each to freely make a decision with respect to his or her employment relationship.

     2.2  TEAM NONCOMPETITION OBLIGATIONS

     The Company will amend any employment or noncompetition agreement entered into by any of the Team to provide for that individual's ability to compete with the Company solely as an employee of NewCo and subject to limitation, and benefits substantially equivalent to those of Mr. Ragen under this Agreement.

     2.3  SCOTT MCADAMS

     The Company agrees that Scott McAdams may work in the following manner as an employee of NewCo. First, he may act strictly in an administrative capacity to oversee the formation, regulatory compliance, capitalization and otherwise administratively assist in the creation and establishment of NewCo until the NewCo Employment Date. Second, beginning October 1, 1998, (or the NewCo Employment Date, if earlier) Mr. McAdams may begin to prepare for the commencement of his research operations at NewCo, including preparing research reports to be issued following the NewCo Employment Date; in no event, however, shall NewCo, through Mr. McAdams, or otherwise, publish research reports, or otherwise engage in acts of trade or business until the NewCo Employment Date. Except as otherwise provided pursuant to Sections 4.1, 4.2 or 4.4 hereof, Mr. McAdams will refrain from contacting the Company's customers, from making public announcements, being publicly interviewed, or otherwise publicly associated with NewCo prior to the NewCo Employment Date.

     The Company will amend its severance agreement with Mr. McAdams to provide an amendment to and waiver of Mr. McAdams' obligations so as to provide for Mr. McAdams' ability to compete with the Company to the extent that he does so consistent with this Section 2.3.

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     2.4  EMPLOYMENT OF 24-MONTH SENIOR PRODUCERS

     Certain senior employees of the Company have executed employment and noncompetition agreements (the "Producer Agreements"). These individual signators are set forth at Exhibit A to this Agreement. During the Term, neither Mr. Ragen nor the Company may solicit, any of the Producers as employees or consultants without the prior written consent of the Company; provided, however, that on or after January 1, 2001, Mr. Ragen and NewCo may accept any of the Producers as employees.

     2.5  NONSOLICITATION

     During the Term, except as set forth in Sections 2.1 through 2.4 or Sections 4.1 or 4.2, hereof, neither Mr. Ragen nor NewCo shall directly or indirectly hire, retain, engage, accept as employees or consultants, solicit, influence or entice, or attempt to hire, retain, engage, solicit, influence or entice, any employee or consultant of the Company to cease his or her relationship with the Company or solicit, influence, entice or in any way divert any customer, distributor, partner, joint venturer or supplier of the Company to do business or in any way become associated with any Competitor except (with respect to distributors or suppliers) NewCo which may do business with such distributor or supplier on a nonexclusive basis. Both NewCo and the Company may accept and service (without solicitation) customers who are also customers of the other. This subsection 2.5 shall apply during the Term and with respect to any state or province in which the Company current conducts business.

     2.6  NONDISPARAGEMENT

     Neither Mr. Ragen (on his own behalf and on behalf of NewCo) nor the Company (on its behalf and on behalf of its officers and directors and the Holding Company and its officers and directors), will, during the Term, make any statements that disparage or damage the reputation of the other, the other's
directors, officers, employees and representatives.   For purposes of Section
2.4 and Section 2.5 hereof, "the Company" shall include any subsidiaries of the Company (whether existing currently or in the future), any parent corporation of the Company and any business ventures in which the Company, its subsidiaries or its parent corporation may participate.

     2.7  NONDISCLOSURE; RETURN OF MATERIALS

     During the term of Mr. Ragen's employment by the Company and following termination of such employment, Mr. Ragen will not disclose (except as required by Mr. Ragen's duties to the Company), any confidential or proprietary concept, design, process, technology, trade secret, customer list, plan, embodiment, or invention, any other confidential or proprietary intellectual property or any other confidential information, whether patentable or not, of the Company or its affiliates of which

Mr. Ragen becomes informed or aware during Mr. Ragen's employment, whether or not developed by Mr. Ragen; provided, however, that Mr. Ragen and NewCo shall have access to and, as appropriate, copies or originals of Mr. Ragen's and the Team's present accounts and information as the parties shall amicably and equitably agree to be reasonable and appropriate to permit the full servicing of the Team's accounts, by NewCo. Except as otherwise provided herein, or with the prior written consent of the Company, Mr. Ragen will return all documents, data and other materials of whatever nature, including, without limitation research, reports, embodiments, software and manuals to the Company provided by or appurtenant to Mr. Ragen's position with the Company or to any intellectual property and shall not retain or cause or allow any third party to retain photocopies or other reproductions of the foregoing.

     2.8  EQUITABLE RELIEF

     Each of Mr. Ragen, NewCo, the Company and the Holding Company acknowledge that their material covenants are essential to the other and to the other's willingness to enter into this Agreement, that no party would enter into this Agreement if it did not include Sections 1.2, 1.5, 1.6, 2, 3, 4, 5, 6, 7, 8, 9, 10 and 11 and that damages sustained by the Company or Mr. Ragen as a result of a breach of this Agreement cannot be adequately remedied by monetary damages, and each agrees that the others, notwithstanding any other provision of this Agreement, including, without limitation, Section 17 (Arbitration) hereof, and in addition to any other remedy it may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this Agreement, including, without limitation, Sections 1.2, 1.5, 1.6, 2, 3, 4, 5, 6, 7, 8, 9, 10 and 11. Each party agrees that it will not claim or argue that monetary damages are an adequate substitute for actual performance.

     2.9  CONSIDERATION

     Mr. Ragen and the Company acknowledge and agree that additional consideration has been given to the Company and Mr. Ragen entering into this
Section 2, as well as other provisions of this Agreement, such additional consideration including, without limitation, (a) Mr. Ragen's foregoing of that redemption of his shares of common stock at book value which would have been coupled with his ability to start NewCo without the restrictions as set forth herein; (b) the Company receives the agreement of Mr. Ragen to do business as set forth herein; and (c) the Company's proceeding with an initial public offering..

     2.10 PERFORMANCE BY THE COMPANY

     In consideration of the fees to be received by the Company from NewCo as provided in Section 3, the Company shall provide services to NewCo consistent in quality and timing as provided by the Company to its correspondents and franchisees.

3.   FEES

     The following fee arrangements apply during the Term:

     3.1  SEC-REGULATED BUSINESS GENERALLY

     In regard to general SEC-regulated business, the Company will retain 25% of revenue from all SEC-regulated business conducted by NewCo (subject to a $25.00 per ticket minimum). In the event that NewCo is restructured to serve as an independent contractor-like relationship to the Company, the "25%" retainage shall instead be "28%."

     3.2  INVESTMENT ADVISORY RELATED BUSINESS

     For investment advisory related business, the Company will (a) retain 23% of all revenue derived from investment advisory fees; and (b) charge $.04 per share on transactions, subject to a $25.00 per ticket minimum. This will apply (by way of example, and not as a limitation) to management, profit-sharing and other fees received from Knowlton Brothers. In the event that NewCo is restructured to serve in an independent contractor-like relationship to the Company, "23%" retainage shall instead be "26%."

     3.3  FREE CREDIT BALANCES; MARGIN LOANS

     The Company will pay 25 basis points as a rebate on free credit balance and money market balance of NewCo. The Company will continue to provide favorable lending rates on Mr. Ragen's clients' margin loans, in accordance with past
practice.    In the event that NewCo is restructured to serve in an independent contractor-like relationship to the Company, the Company will not provide any rebate on free credit balances and money market balances of NewCo.

     3.4  CORPORATE FINANCE

     Through March 31, 1999, fees for Corporate Finance activities shall be negotiated between the Company and Mr. Ragen in a manner consistent with their recent past practices. After March 31, 1999, there shall be no retainage or fee sharing with regard to Corporate Finance activities except as the parties may otherwise agree.

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     3.5  TRANSFER OF ASSETS

     No transfer of assets will be made out of NewCo to money managers, investment advisors, etc. (other than with the Knowlton Brothers, the fees for which are addressed in Section 3.2) for which Mr. Ragen, his team, or NewCo will be paid, unless compensation arrangements satisfactory to the Company are established and implemented.

     3.6  MATERIAL CHANGE IN PAYOUT TO PRODUCERS

     If, during the last 24 months of the 36-month Term, there is a material change to the payout arrangements by the Company's largest retail brokers, then the Company, Mr. Ragen and NewCo shall agree on an equitable adjustment of the 25% retainage for general SEC-regulated business. For example, if payout arrangements to the Company's largest retail brokers were to be increased from 40% to 44% (a 10% increase) then the retainage for general SEC-regulated business would be decreased from 25% to 22.5% (a 10% decrease) and the retainage for revenue derived from investment advisory fees would be reduced from 23% to 20.7% (a 10% decrease).

4.   COMMUNICATIONS

     4.1  APRIL 1998 PRELIMINARY COMMUNICATIONS

     The Company and Mr. Ragen shall, immediately following the filing by the Holding Company of a registration statement for an initial public offering on Form S-1, jointly communicate to Mr. Ragen's customers with respect to Mr. Ragen's proposed new status with the Company, as described in this Agreement. The parties shall jointly and amicably characterize this as arising from Mr. Ragen's desire to return to his long-time role as a chief executive officer of a securities business, without the administrative and logistical demands of a publicly-held entity.

     4.2  FORMAL CLIENT COMMUNICATIONS

     Since NewCo will continue to clear with the Company, the initial written client communications notifying clients of the NewCo arrangements shall be made cooperatively and, if possibly, jointly. The initial communications by both parties shall clearly state that although clients are free to keep their accounts at the Company or to move their accounts to NewCo, all transfers to NewCo would be made expeditiously and amicably, but accounts would also be serviced by the Company if they remained. Such communications shall name the Team members joining NewCo; shall indicate what personnel will be available at the Company to service accounts that remain at the Company; and shall be businesslike, courteous and otherwise in compliance with this Agreement.

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     4.3  NAME OF NEWCO

     The parties agree that, during the Term, the NewCo name may include Mr. Ragen's name and shall be one of: "Brooks G. Ragen and Associates, Incorporated" or a name consisting of three or more surnames that begin with "McAdams," is followed by one or more surnames other than McAdams or Ragen, which is or are then followed by "Ragen." In the use of the "Brooks G. Ragen and Associates" name, the names "Brooks" shall be given equal prominence in all commercial uses whether verbally (e.g., in advertising or by telephone), in writing (e.g., letterhead or announcements) or electronically (e.g., web site), with no shortening or over-emphasis of "Ragen." The parties recognize the present value in the marketplace of the "Ragen MacKenzie" name, and acknowledge a continuing need, including after the Term, to avoid confusion in the marketplace between NewCo's name and the "Ragen MacKenzie" name. In no event shall any name of NewCo be confusingly similar to "Ragen MacKenzie." NewCo may, without the Company's consent, change its name to a name not containing "Ragen;" otherwise, any changes to this name must be approved by a majority vote of the independent outside directors of Holding Company.

     4.4  REGISTRATION STATEMENT; ROAD SHOW

     Mr. Ragen and the Company shall amicably agree upon language that carries through the spirit of the April 1998 preliminary communication (described above) in the Holding Company's registration statements, as well as in public presentations based upon those statements pursuant to the marketing of the Holding Company's initial public offering.

5.   RESEARCH

     During the Term, each of the Company and NewCo shall provide to the other
copies of its research, on a timely basis, without additional charge.   In
consideration for the fees in Section 3, NewCo may distribute the Company's research to NewCo customers. In the event that the Company elects to distribute NewCo's research to the Company's customers, the Company and NewCo will establish a reasonable pricing and payment policy.

6.   PUBLIC OFFERING AND HOLDING COMPANY REORGANIZATION

     6.1  SELLING SHAREHOLDER

     The Company will permit Mr. Ragen, shall he so select, to sell at least 40% and as reasonably close to 50% as possible, of his shares of Holding Company in its initial public offering. The parties acknowledge that a portion of those shares may be sold in the primary offering, and a portion pursuant to the underwriters' overallotment

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option, generally ratably allocated.  Mr. Ragen's rights in this Section 6.1 are subject to his execution of selling shareholder documents in form to be negotiated by and accepted to counsel to Mr. Ragen and Raymond James & Associates, Inc.

     6.2  PRICING COMMITTEE

     The Holding Company will name a four-person pricing committee, of which Mr. Ragen shall be one member.

     6.3  LOCK-UP

     Mr. Ragen will be unable to sell any shares not sold in the initial public offering for a period of 6 months. In the period beginning 6 months and ending 12 months after the initial public offering, he will be able to sell only 25% of his remaining shares. After 12 months, there shall be no further restrictions. Mr. Ragen acknowledges that he will be required, and agrees, to sign a lockup agreement together with selling stockholder and other ancillary agreements reasonably requested by, and with, Raymond James & Associates, Inc. to this effect.

     6.4  Voting in Support of Holding Company Merger

     Mr. Ragen shall vote his shares of the Company (or grant and not withdraw a proxy) in favor of the Merger Agreement among the Company and two affiliated corporations, the Holding Company and a transitory acquisition subsidiary of the Holding Company, pursuant to which the Holding Company will become the sole shareholder of the Company (as summarized herein and as described in the Registration Statement on Form S-4, the "Holding Company Reorganization"). The Holding Company Reorganization provides for, as described in the Registration Statement on Form S-4, a merger pursuant to which the Company will merge with a subsidiary of the Holding Company. Mr. Ragen and other shareholders of the Company who are currently employees of the Company will receive "Class B common stock", which is subject to restrictions intended to be substantively identical to those to which they are currently bound. Non-employee shareholders will be recipients of either "Class C common stock" (for owners of shares acquired pursuant to the 1990 Stock Purchase Agreement) or "Class D common stock" (for owners of shares acquired pursuant to 1995 Stock Purchase Agreements) pursuant to which each holder will be subject to restrictions substantively identical to the shareholder agreements to which they are currently bound. Mr. Ragen shall support the Holding Company Reorganization and will not vote his Company shares in favor of any action which would prevent the Holding Company Reorganization to be realized, or otherwise impede, interfere with or attempt to discourage the Holding Company Reorganization.

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7.   MUTUAL RELEASE OF CLAIMS

     Each of Mr. Ragen and the Company represents that he or it has not filed, and agrees and warrants he or it will not file, any complaints, charges or lawsuits against the other with any governmental agency or any court. Each of Mr. Ragen and the Company expressly waives any claims against the other and each releases the other (including its officers, directors, owners, control persons, managers, agents and representatives) from any claims that he or it may have in any way connected with Mr. Ragen's employment and the termination thereof. It is understood that Mr. Ragen's release includes, but is not limited to, any claims for wages, bonuses, employment benefits, or damages of any kind whatsoever, arising out of any contracts, express or implied, any theory of wrongful discharge or other legal restriction on the Company's right to terminate employment, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family Medical Leave Act, the Washington Law Against Discrimination, or any other legal limitation on the employment relationship.

     For purposes of this Section 18, the term the "Company" shall include all of the officers, directors, owners, managers, agents, and representatives of the Company.

     This waiver and release shall not apply to claims that may arise from actions or in actions that occur after the date hereof, nor preclude Mr. Ragen, NewCo or the Company from filing a lawsuit for the exclusive purpose of enforcing his or its rights under this Agreement.

8.   CONDITIONS PRECEDENT

     The obligations of Mr. Ragen (including Section 10) and the Company to consummate the transactions contemplated by this Agreement shall be subject to the closing of a firm commitment underwritten public offering of shares of common stock of the Holding Company (the "Holding Company IPO") in which the aggregate gross proceeds to the Holding Company and selling shareholders from such offering shall be at least $15,000,000, and which shall have occurred on or before December 31, 1998. In the event such a closing does not occur on or before December 31, 1998, this Agreement shall be null and void, and shall have no further force or effect; provided, however, that the failure of such a closing to occur shall in no way invalidate any earlier closing of the Holding Company Reorganization, rescind votes cast in favor of or actions taken in furtherance of that Holding Company Reorganization, or negate Mr. Ragen's continuing obligations under the last sentence of Section 6.4.

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9.   EXECUTION OF AGREEMENT BY NEWCO; COOPERATION

     As soon as NewCo is formed, Mr. Ragen will cause NewCo to execute this agreement as a co-obligor with Mr. Ragen. NewCo and Mr. Ragen will be jointly responsible for the covenants of Mr. Ragen and NewCo set forth in this agreement. The Holding Company and the Company shall be jointly responsible for the covenants of the Company and the Holding Company set forth in this Agreement. Each party (including NewCo and the Holding Company) will use commercially reasonable efforts to cooperate with each other party in connection with any steps required to be taken as part of its obligations under this agreement. Each party will use all reasonable efforts to take promptly, or cause to be taken promptly, all things necessary, proper or appropriate to satisfy their respective obligations in this agreement. NewCo will enter into the Company's customary form of clearing agreement and margin agreement, modified, as necessary, to provide for the terms set forth herein.

10.  30-MONTH NONCOMPETITION/NONSOLICITATION COVENANTS

     Mr. Ragen agrees that, in the event that he elects not to proceed with the establishment of NewCo pursuant to the terms of this agreement, he shall be bound by the Executive Employment Agreement between Ragen MacKenzie Incorporated and Brooks G. Ragen set forth as Exhibit B (Section 10) hereto, as if it were dated the date of this agreement, and as if it were fully executed by Mr. Ragen as "Employee" and the Company and "Ragen MacKenzie Incorporated". The terms of that Executive Employment Agreement are expressly incorporated herein by this reference, and become binding upon Mr. Ragen and the Company, in the event that Mr. Ragen elects not to proceed with formation and consummation of the expected commencement of business within NewCo on the Commencement Date. All provisions of this Agreement shall remain in full force and effect except for those that depend upon the existence of NewCo.

11.  EARLY TERMINATION; RECIPROCAL CHANGE OF CONTROL EVENTS

     If and to the extent that, after the IPO Closing Date and during the Term, the Company and/or the Holding Company provides change of control agreements to its key executives or senior producers (whether pursuant to the Producer Agreements, comparable agreement for senior management or otherwise), it and Mr. Ragen will amend this Agreement to provide for early termination of the Term upon such a change of control, which change of control will be defined in a manner substantively identical to the way in which it is defined in such change of control agreement.

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12.  REPRESENTATIONS AND WARRANTIES

     In order to induce the other to enter into this Agreement, each of Mr. Ragen and the Company represents and warrants to the other that neither the execution nor the performance of this Agreement by the representing party will violate or conflict in any way with any other agreement by which the representing party may be bound, or with any other duties imposed upon the representing party by corporate or other statutory or common law. Each of the parties shall have the Agreement approved by its Board of Directors prior to the IPO Closing Date.

13.  NOTICE AND CURE OF BREACH

     Whenever a breach of this Agreement by either party is relied upon as justification for any action taken by the other party pursuant to any provision of this Agreement, before such action is taken, the party asserting the breach of this Agreement shall give the other party at least 10 business days' prior written notice of the existence and the nature of such breach before taking further action hereunder and shall give the party purportedly in breach of this Agreement the opportunity to correct such breach during the 10 business-day period.

14.  FORM OF NOTICE

     All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

     If to Mr. Ragen:     Brooks G. Ragen
                          999 Third Avenue, Suite 4300
                          Seattle, WA  98104
                          [This shall automatically become the
                          ------------------------------------
                          NewCo address, without further action or notice]
                          ------------------------------------------------



     Copy to:             C. Kent Carlson
                          Preston Gates & Ellis
                          701 Fifth Ave., Suite 5000
                          Seattle, WA  98104

     If to the Company:   Chief Executive Officer
                          Ragen MacKenzie Incorporated
                          999 Third Avenue, Suite 4300
                          Seattle, WA  98104

     Copy to:             Stewart M. Landefeld
                          Perkins Coie LLP
                          1201 Third Avenue, 40th Floor
                          Seattle, WA  98101-3099

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

15.  ASSIGNMENT

     This Agreement is personal to Mr. Ragen and shall not be assignable by Mr. Ragen. The Company may, subject to Section 11, assign its rights hereunder to
(a) any corporation resulting from any merger, consolidation or other reorganization to which the Company is a party, (b) any parent corporation of the Company whether existing currently or in the future, or (c) any corporation, partnership, association or other person to which the Company may transfer all or substantially all of the assets and business of the Company existing at such time. All of the terms and provisions of this Agreement shall be binding on and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

16.  WAIVERS

     No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

17.  ARBITRATION FOR MONETARY DAMAGES

     Except as provided in Section 2.7 hereof, any controversies or claims for monetary damages arising out of or relating to this Agreement (but not for matters appropriate for equitable relief) shall be fully and finally settled by arbitration in accordance with the rules, constitutions, or by-laws of the National Association of Securities Dealers, Inc., as may be amended from time to time. The prevailing party shall be entitled to costs, expenses and reasonable attorneys' fees. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

18.  AMENDMENTS IN WRITING

     No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, termination or discharged and signed by the Company and Mr. Ragen, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and Mr. Ragen.

19.  APPLICABLE LAW

     This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Washington, without regard to any rules governing conflicts of laws.

20.  SEVERABILITY

     If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

21.  HEADINGS

     All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

22.  COUNTERPARTS

     This Agreement, and any amendment or modification entered into pursuant to this Agreement, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

23.  ENTIRE AGREEMENT

     This Agreement on and as of the date hereof constitutes the entire agreement between the Company and Mr. Ragen with respect to the subject matter hereof and all prior or contemporaneous oral or written communications, understandings or agreements between the Company and Mr. Ragen with respect to such subject matter are hereby superseded and nullified in their entireties.

     IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above. NewCo/Brooks G. Ragen & Associates, Inc. shall be added as a subsequent signatory in accordance with the terms of this Agreement.

                              RAGEN MACKENZIE INCORPORATED


                              By /s/ Lesa A. Sroufe
                                 ---------------------------------------
                                 Its   CEO
                                     -----------------------------------


                              RAGEN MACKENZIE GROUP, INCORPORATED


                              By /s/ Robert J. Mortell, Jr
                                 ---------------------------------------
                                 Its   President
                                     -----------------------------------

                              BROOKS G. RAGEN


                              By /s/ Brooks G. Ragen
                                 ---------------------------------------


                              BROOKS G. RAGEN & ASSOCIATES, INC.


                              By /s/ V. Lawrence Bensussen
                                 ---------------------------------------
                                 Its   Chief Financial Officer
                                     -----------------------------------